Advisors Disciplined Trust 2221 487

Exhibit 6.1

Advisors Asset Management, Inc.

Directors

Scott I. Colyer

Lisa A. Colyer

Christopher T. Genovese

Bart P. Daniel

Clifford D. Corso

Officers

Name	Office
Scott I. Colyer	Chairman and Chief Executive Officer
Timothy Stoklosa	Chief Operating Officer and Executive Vice President
Jeff Opie	Chief Financial Officer and Executive Vice President
John Webber	Chief Compliance Officer, Secretary and Senior Vice President
Clifford D. Corso	President and Chief Investment Officer
Bart P. Daniel	Chief Technology Officer and Executive Vice President
Lisa A. Colyer	Executive Vice President, Operations
Christopher T. Genovese	Executive Vice President and Managing Director of Asset Management
Rich Stewart	Executive Vice President, UIT Product Manager
Marilee Ferone	Executive Vice President, Asset Management Solutions
Charles Sickles	Executive Vice President, Managing Director, Head of Wholesale Distribution
Alex R. Meitzner	Senior Vice President, UIT Sponsor Solutions
Matt Lloyd	Chief Investment Strategist and Executive Vice President
Brian Gilbert	Senior Vice President, Portfolio Manager
Joshua S. Colyer	Vice President, Director of Business Intelligence
Paula J. Pollner	Senior Vice President and Director of Human Resources
William T. Stillman	Vice President, Data Services
Ciara Wilcox	Controller